AMENDED AND RESTATED ACQUISITION AGREEMENT

                  AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of the 21st day of March, 1996, by and among The Marquee Group, Inc., a Delaware corporation, having an office at 150 East 58th Street, New York, New York 10155 ("Marquee"); Athletes and Artists, Inc., a New York corporation, having an office at 421 Seventh Avenue, Suite 1410, New York, New York 10001 ("Athletes"); Arthur Kaminsky ("Kaminsky") and Louis J. Oppenheim ("Oppenheim"), individuals having an address at 421 Seventh Avenue, New York, New York 10001 (Kaminsky and Oppenheim are collectively referred to herein as the "Sellers" and individually as a "Seller"); Robert Gutkowski ("Gutkowski"), an individual having an address at 152 West 57th Street, New York, New York 10019; and The Sillerman Companies, Inc. ("TSC"), a corporation having an address at 150 East 58th Street, New York, New York 10155.

                  WHEREAS, Marquee and Athletes have entered into a letter agreement dated December 7, 1995 (the "Letter Agreement"), whereby Marquee has agreed to acquire Athletes, and Athletes has agreed to be acquired by Marquee, on the terms and conditions hereinafter set forth;

                  WHEREAS, the boards of directors and stockholders of Marquee and Athletes each have adopted resolutions declaring advisable the acquisition of Athletes by Marquee on the terms and conditions hereinafter set forth, whereby the outstanding Common Stock of Athletes will be converted into Common Stock of Marquee and cash in a transaction which, when considered with other related transactions occurring on or about the same time, is intended to qualify as an exchange to the extent of the receipt of stock of Marquee under
Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, the parties hereto have previously entered into an Amended and Restated Acquisition Agreement, dated as of March 21, 1996, and such parties deem it to be in their respective best interests to amend and restate certain provisions in such agreement and, to that end, the parties hereby amend and restate such agreement.

                  NOW, THEREFORE, the parties to this Agreement agree as follows:

                              SECTION 1 -- MERGER

                  1.1 Agreement to Merger. Subject to the terms and conditions herein set forth, Athletes and Marquee agree to effect a merger (the "Merger") of a wholly-owned subsidiary of Marquee to be formed for the purpose of effecting the Merger (the "Subsidiary") with and into Athletes, with Athletes as the surviving corporation, in accordance with the Agreement and Plan of Merger attached hereto as Exhibit A (the "Merger Agreement").

                  1.2 Purchase Price. The aggregate purchase price for all of the issued and outstanding shares of capital stock of Athletes shall be $3,500,000, which shall be payable in accordance with the provisions set forth in Section 10.3 hereof, and that number of shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Marquee as is equal to three-thirteenths (3/13) of the total number of shares of Common Stock of Marquee held by (i) the shareholders of Athletes, (ii) the shareholders of SMTI (as defined in Section
4.3 hereof), (iii) Gutkowski and (iv) TSC in the aggregate (collectively, the "Management Stock") immediately after the Closing Date (as defined in Section
10.1 hereof). If necessary, on or prior to the Closing Date, Marquee will make whatever adjustments in its issued and outstanding shares of Common Stock as are required so that, immediately after the Closing Date, the shareholders of Athletes will own, in the aggregate, that number of shares of Common Stock of Marquee equal to three-thirteenths (3/13) of the total number of shares of Management Stock.

                  1.3 Marquee Common Stock. Marquee will make available to Subsidiary a sufficient number of shares of Common Stock of Marquee and a sufficient amount of cash in order to effect the Merger pursuant to the Merger Agreement.

                  1.4 Per Share Purchase Price. The number of shares of Common Stock of Marquee to be received for each issued and outstanding share of capital stock of Athletes, as set forth in Section 2.2 of the Merger Agreement, shall be calculated on or prior to the Closing Date.

                  SECTION 2 -- CONVERSION OF STOCK OF ATHLETES

                  2.1 Conversion of Shares. The manner of converting the shares of Athletes into shares of Common Stock of Marquee and cash shall be as set forth in Section 2 of the Merger Agreement.

    SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND ATHLETES

                  The Sellers and Athletes jointly and severally represent and warrant to Marquee that:

                  3.1 Organization and Good Standing. Athletes is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has corporate power to own its property and to carry on its business as it is now being conducted. Copies of Athletes' Certificate of Incorporation and Bylaws (certified to be correct by the Secretary of Athletes) have been delivered to Marquee and are complete and correct as at the date hereof. Athletes' minute books contain a complete and accurate record of all meetings and other corporate action of its shareholders and board of directors.

                  3.2 Capitalization. Athletes' authorized capital stock consists of 20,000 shares of Common Stock, par value $1.00 per share, 15 of which are issued and outstanding. No shares are held in Athletes' treasury. All of the outstanding shares of Common Stock of Athletes are validly issued, fully paid, and nonassessable. There are no outstanding options, agreements, contracts, calls, or commitments of any character which would require the issuance by Athletes of any capital stock. All of the issued and outstanding Common Stock of Athletes are owned by Kaminsky and Oppenheim, free and clear of any liens, claims or encumbrances of any nature. Their ownership of shares of Common Stock of Athletes is as set forth below:

Name                       No. of Shares
----                       -------------
Arthur Kaminsky                10
Louis J. Oppenheim              5

                  3.3 Subsidiaries. Athletes has no subsidiaries, nor does it have an ownership interest in any partnership, corporation, association or other business entity.

                  3.4 Financial Statements. Athletes has delivered to Marquee copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated:

                           (1)      1995 Financial Statements.  Balance sheet of
Athletes as of December 31, 1995 (the "Athletes Balance Sheet"), together with the related statement of operations, which present fairly as of their date the financial condition of Athletes and its results of operations for the period indicated and which areunaudited. The parties hereto acknowledge their understanding that the retained earnings, if any, of Athletes have been paid out as compensation prior to the date hereof.

                           (2)      1993 and 1994 Financial Statements.  Balance
sheet of Athletes as of December 31, 1993 and 1994, together with the related statements of operations, which present fairly as of their date the financial condition of Athletes and its results of operations for the periods indicated and which have been audited by independent certified public accountants.

                  3.5 Absence of Undisclosed Liabilities. Athletes did not have at the date of the Athletes Balance Sheet any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent, or otherwise), of a nature that would be reflected or reserved against in a corporate balance sheet or disclosed in the notes thereto prepared in accordance with generally accepted accounting principles that are not reflected or reserved against in the Athletes Balance Sheet or disclosed in the notes thereto.

                  3.6 Absence of Certain Changes. There have not been since the date of the Athletes Balance Sheet any changes of the following nature:

                           (1)      Business, properties and financial
condition. Any material adverse change in Athletes' properties, business, financial condition, or results of operations.

                           (2)      Capital stock: options, dividends and so
forth. Any change in the authorized, issued, or outstanding capital stock of Athletes; any granting of any stock option or right to purchase shares of capital stock or any issuance of any security convertible into shares of capital stock of Athletes; any purchase, redemption, retirement, or other acquisition of any shares of capital stock by Athletes; any agreement to do any of the foregoing; or any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Athletes.

                           (3)      Sales, leases, borrowings and so forth.
Any sale or lease of Athletes' property or assets with an original cost in excess of $10,000 for any single item or any mortgage or pledge of any properties or assets of Athletes, or any borrowing incurred, assumed, or guaranteed by Athletes.

                           (4)      Employee benefit plans and certain salaries.
Any employment contract in excess of $50,000 per year, bonus, stock option, profit sharing, pension, retirement, incentive, medical, health, disability, other employee benefits or similar arrangement or plan instituted, agreed to, or amended, nor any contributions or other payments made (nor contribution or other obligations incurred) with respect to existing arrangements and plans of the aforementioned types, except in accordance with past practices (and no such plans have any unfunded liability).

                  3.7 Litigation and so forth. Except as set forth on Schedule 13 described in Section 3.8(13) hereof, there is no litigation, proceeding, or governmental investigation pending or, to the knowledge of Athletes, threatened against or relating to Athletes, its properties or business or the transactions contemplated by this Agreement; nor, to the knowledge of Athletes, is there any reasonable basis for any such actions or for any claims; and Athletes is not a party to or subject to the provisions of any judicial decree or judgment or any order of any governmental agency.

                  3.8 Lists of properties, contracts and so forth. Athletes has delivered to Marquee lists or summary descriptions (certified as correct to the best of their knowledge by authorized officers of Athletes), each of which is complete and accurate in all material respects as of the date hereof, of the following:

                           (1)      Real property.  All real property owned of
record or beneficially or leased by Athletes ("Schedule 1"), accompanied by copies of the deeds, title insurance policies, and leases relating thereto.

                           (2)      Other property.  Inventories and tangible
fixed assets, as shown on Athletes' books, showing, with respect to inventories, the amounts of raw materials, work-in-process, and finished goods, and with respect to fixed assets, the total of each of the following categories: leasehold improvements, machinery and equipment, furniture and fixtures, and automotive equipment ("Schedule 2").

                           (3)      Insurance policies.  All policies of
insurance with respect to Athletes' properties, buildings, machinery, equipment, furniture, fixtures, operations, and the lives of its directors, officers, and employees ("Schedule 3").

                           (4)      Certain leases and contracts.  Each
existing lease, contract, or other commitment of Athletes involving an aggregate payment by Athletes of more than $25,000 or to Athletes of more than $50,000 other than leases, contracts, or commitments furnished pursuant to other paragraphs of this Section 3.8 ("Schedule 4").

                           (5)      Certain salaried employees.  The names and
1995 annual compensation of Athletes' directors, officers, employees, and agents whose annual rate of compensation for 1995 was $50,000 or more ("Schedule 5").

                           (6)      Labor contracts.  Each existing labor
contract to which Athletes is a party ("Schedule 6").

                           (7)      Intellectual property.  All of Athletes'
patents, trademarks, trade names, service marks, service names, copyrights, and registrations and applications therefor; and all patent, trademark, trade name, service mark, service name, or copyright licenses, assignments, or royalty agreements to which Athletes is a party ("Schedule 7").

                           (8)      Profit sharing plans and so forth.  All
employment contracts, bonus, stock option, profit sharing, pension, retirement, incentive, medical, health, disability or other employee benefit plans or arrangements of Athletes ("Schedule 8").

                           (9)      Banks.  The name of each bank in which
Athletes has an account or safe deposit box, and the names of all persons authorized to draw thereon or having access thereto ("Schedule 9").

                           (10)     Powers of attorney.  The names of all
persons, if any, holding powers of attorney from Athletes ("Schedule 10").

                           (11)     Loan and credit agreements and so forth.
All mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements, or similar instruments to which Athletes is a party, and all amendments or modifications of any thereof ("Schedule 11"), with a statement of any as to which there is any existing default by Athletes.

                           (12)     Employee stock options.  The names of all
persons holding employee stock options to purchase shares of capital stock of Athletes and, with respect to each, the date of grant or issue, the expiration date, the number and class of shares subject thereto, and the purchase price ("Schedule 12").

                           (13)     Litigation.  Each lawsuit, administrative
proceeding, or arbitration to which Athletes is a party (whether as plaintiff, defendant, or otherwise), including the damages or relief sought therein, the name of counsel for Athletes in charge of such matter, and its current status ("Schedule 13").

                           (14)     Material assets.  A list of every material
asset used by Athletes in the conduct of its business that is not either owned by Athletes or leased by or licensed to it under an agreement listed on Schedules 1 through 13 ("Schedule 14").

                           (15)     Other contracts and commitments.  Every
contract and commitment (not listed on other schedules delivered to Marquee pursuant to this Section 3.8) that Athletes would be required to file or describe in a Registration Statement on Form S-1 filed by Athletes under the Securities Act of 1933 Act, as amended ("Schedule 15").

                  3.9 Title. With respect to the property listed in Schedules 1 and 2, Athletes has good and marketable title to the real property stated to be owned by it, has good title to the leasehold interests in real property stated to be held by it, and good title to all of the tangible property stated to be owned by it, in each case free and clear of all liens and encumbrances, except for (1) liens and encumbrances disclosed in Schedules 1 and 2; (2) the lien of current taxes not yet due and payable; and (3) such liens by operation of law and such imperfections of title, and other liens and encumbrances, if any, as are not substantial in character, amount, or extent and do not interfere with the present or future use by Athletes of the properties subject thereto or affected thereby.

                  Athletes has received no notice of violation of any applicable zoning regulation, ordinance, or other law, order, regulation, or requirement relating to its operations or its properties and, so far as is known to Athletes (1) there is no such violation of a material nature and (2) all buildings and structures used by Athletes substantially conform with all applicable ordinances, codes, and regulations.

                  Except as stated in Schedule 7, Athletes (1) has clear record title to the patents, trademarks, trade names, service marks, service names, and copyrights, and registrations and applications therefor, and copyright registrations listed in Schedule 7 as owned by it; (2) has not entered into any agreements, contracts, or licenses that would impair free and unencumbered use by Marquee of the patents, trademarks, trade names, service marks, service names, or copyrights enumerated in Schedule 7; (3) does not know of any asserted infringement by it of any patent, trademark, trade name, service mark, service name, or copyright of another; and (4) does not believe that it is infringing a patent, trademark, trade name, service mark, service name, or copyright of another.

                  3.10 Tax Returns. Except for liabilities with respect to taxes and interest thereon, to which reference is made in notes to the Athletes Balance Sheet, the provision for taxes therein is sufficient for the payment of all accrued and unpaid federal, state, county, and local taxes of Athletes (including any penalties or interest payable in respect of such taxes), whether or not disputed, for the period ended December 31, 1995, and for all fiscal years prior thereto.

                  3.11     No Violation.   The execution of this Agreement and
the Merger Agreement does not, and performance hereof and thereof will not, violate the provisions of Athletes' Certificate of Incorporation, Bylaws, or any indenture, agreement, or other instrument to which Athletes is a party, except insofar as any such instrument may require consent by a lender, mortgagee, lessor, or other party to such actions, whose consent Athletes agrees to obtain before the Closing Date.

                  3.12 Authorization. The execution, delivery, and performance of this Agreement and the Merger Agreement have been duly authorized and approved by Athletes' board of directors and by all of Athletes' shareholders; this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Athletes; and this Agreement is, and (upon execution and delivery as provided herein) the Merger Agreement will be, binding upon and enforceable against Athletes in accordance with their respective terms.

                  3.13 General. None of the representations or warranties made by the Sellers or Athletes in this Agreement are false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein contained not misleading.

            SECTION 4 -- REPRESENTATIONS, WARRANTIES, COVENANTS, AND
                    AGREEMENTS OF GUTKOWSKI, TSC AND MARQUEE

                  Gutkowski, TSC and Marquee jointly and severally represent and warrant to, and covenant and agree with, Athletes and the Sellers that:

                  4.1 Organization and Good Standing. Marquee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its property and to carry on its business as it is now being conducted. At the Closing Date Subsidiary will be a corporation duly organized, validly existing and in good standing under the laws of the State of New York and have corporate power to own its property and to carry on its business as it is then being conducted. Copies of Marquee's Certificate of Incorporation and Bylaws (certified to be correct by the Secretary of Marquee) have been delivered to Athletes and are complete and correct as of the date hereof. Marquee's minute books contain a complete and accurate record of all meetings and other corporate action of its shareholders and board of directors. On or prior to the Closing Date Marquee will deliver to Athletes copies of Subsidiary's Certificate of Incorporation and Bylaws (certified to be correct by an officer of Subsidiary), which shall be complete and correct as of the date of such delivery. On the Closing Date Subsidiary's minute books will contain a complete and accurate record of all meetings and other corporate action of its shareholders and board of directors.

                  4.2 Capitalization. Marquee's authorized capital stock consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are issued and outstanding. No shares are held in Marquee's treasury. All of the outstanding shares of Common Stock of Marquee are validly issued, fully paid, and nonassessable. All of the shares of capital stock of Subsidiary to be issued will be validly issued, fully paid and nonassessable. Other than Marquee's pending agreements regarding a private placement as described in Marquee's Confidential Term Sheet dated July 30, 1996, and its initial public offering, there are no outstanding options, agreements, contracts, calls, or commitments f any character which would require the issuance by Marquee or Subsidiary of any capital stock (it being understood that Marquee may, prior to the Closing Date, issue stock, options or warrants to key employees of or advisors to Marquee (other than Gutkowski, TSC or any of their affiliates)). All of the issued and outstanding Common Stock of Marquee is owned by Gutkowski, TSC and Martin Ehrlich. Their ownership of shares of Common Stock of Marquee is as set forth below:

Name                                    No. of Shares
----                                    -------------
Robert Gutkowski                             333

The Sillerman Companies, Inc.                666

Martin Ehrlich                                 1

All of Subsidiary's outstanding shares of Common Stock will be owned by Marquee.

                  4.3 Subsidiaries. Marquee has no subsidiaries, nor does it have an ownership interest in any partnership, corporation, association, or other business entity (it being understood that prior to the Closing Date Marquee (a) will form and own two wholly-owned subsidiaries, Subsidiary and a wholly-owned subsidiary to be formed for the purpose of effecting the acquisition of Sports Marketing & Television International, Inc., a Connecticut corporation ("SMTI"), by Marquee by the merger of SMTI with and into such subsidiary and (b) may acquire all of the outstanding capital stock of The Marquee Group, a Sports, News and Entertainment Company, Inc., a New York corporation ("Marquee NY") for a purchase price not to exceed $1,000). Subsidiary will not have any subsidiaries, nor will it have an ownership interest in any partnership, corporation, association, or other business entity. Marquee NY does not have any subsidiaries, nor does it have any ownership interest in any partnership, corporation, association, or other business entity.

                  4.4 Financial Statements. Marquee has delivered to Athletes a copy of an unaudited operating income statement of Marquee as of December 31, 1995 (the "Marquee Balance Sheet") and an unaudited operating income statement of Marquee NY as of December 31, 1995 (the "Marquee NY Balance Sheet"), together with the related balance sheet, which present fairly as of their date the financial condition of Marquee and Marquee NY and their results of operations for the periods indicated. On or prior to the Closing Date Marquee will deliver to Athletes a copy of a balance sheet of Subsidiary as of a date no more than ninety (90) days prior thereto (the "Subsidiary Balance Sheet"), together with the related statement of operations, which shall present fairly as of their date the financial condition of Subsidiary and its results of operations for the period indicated.

                  4.5 Absence of Undisclosed Liabilities. Marquee did not have at the date of the Marquee Balance Sheet, Marquee NY did not have at the date of the Marquee NY Balance Sheet, and Subsidiary will not have at the date of the Subsidiary Balance Sheet, any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent, or otherwise), of a nature that would be reflected or reserved against in a corporate balance sheet or disclosed in the notes thereto prepared in accordance with generally accepted accounting principles that are not reflected or reserved against in such balance sheets or disclosed in the notes thereto.

                  4.6 Absence of Certain Changes. There have not been since the date of the Marquee Balance Sheet and the Marquee NY Balance Sheet, and at the Closing Date there will not have been since the date of the Subsidiary Balance Sheet, any changes of the following nature:

                           (1)      Business, properties and financial
condition. Any material adverse change in Marquee's, Marquee NY's or Subsidiary's properties, business, financial condition, or results of operations.

                           (2)      Capital stock: options, dividends and so
forth. Any change in the authorized, issued, or outstanding capital stock of Marquee, Marquee NY or Subsidiary; any granting of any stock option or right to purchase shares of capital stock or any issuance of any security convertible into shares of capital stock by Marquee, Marquee NY or Subsidiary (except as contemplated by Section 4.6(4) hereof and as described on Schedule A (as defined in Section 4.8(1) hereof)); any purchase, redemption, retirement, or other acquisition of any shares of capital stock by Marquee, Marquee NY or Subsidiary; other than Marquee's agreements regarding a private placement as described in Marquee's Confidential Term Sheet dated July 30, 1996, and its initial public offering, any agreement to do any of the foregoing; or any declaration, setting aside, of payment of any dividend or other distribution in respect of the capital stock of Marquee, Marquee NY or Subsidiary.

                           (3)      Sales, leases, borrowings and so forth.  Any
sale or lease of Marquee or Subsidiary's property or assets with an original cost in excess of $10,000 for any single item or any mortgage or pledge of any properties or assets of Marquee or Subsidiary, or any borrowing incurred, assumed, or guaranteed by Marquee or Subsidiary.

                           (4)      Employee benefit plans and certain salaries.
Except for Marquee's employment agreement, dated March 21, 1996, with Gutkowski and Marquee's employment agreement, dated May 9, 1996, with Martin Ehrlich, any employment contract in excess of $50,000 per year, bonus, stock option, profit sharing, pension, retirement, incentive, medical, health, disability, other employee benefit or similar arrangement or plan instituted, agreed to, or amended (it being understood that Marquee may, prior to the Closing Date, (a) issue stock, options or warrants to key employees of or advisors to Marquee (other than Gutkowski, TSC or any of their affiliates) and (b) to the extent it has not already done so obtain medical and dental insurance of the type required by Section 6 of the employment agreements contemplated by Section 8.6 and 9.6 hereof); nor any contributions or other payments made (nor contributions or other obligations incurred) with respect to existing arrangements and plans of the aforementioned types, except in accordance with past practices (and no such plans have any unfunded liability).

                  4.7 Litigation and so forth. There is no litigation, proceeding, or governmental investigation pending or, to the knowledge of Marquee, threatened against or relating to Marquee or Marquee NY or any of their properties or businesses or the transactions contemplated by this Agreement; nor, to the knowledge of Marquee, is there any reasonable basis for such actions or for any claims; and neither Marquee nor Marquee NY is a party to or subject to the provisions of any judicial decree or judgment or any order of any governmental agency.

                  4.8 List of Properties, Contracts and So Forth. Marquee has delivered to Athletes lists or summary descriptions with respect to Marquee and Marquee NY, and on or prior to the Closing Date Marquee will deliver to Athletes lists or summary descriptions with respect to Subsidiary (in each case certified as correct to the best of their knowledge by authorized officers of the relevant entity), each of which is or will be complete and correct in all material respects as of the date set out therein, of the following:

                           (1)      Certain leases and contracts.  Each lease,
contract or other commitment of Marquee, Marquee NY or Subsidiary involving an aggregate payment by any of them of more than $25,000 or to any of them of more than $50,000 or extending beyond twelve (12) .months from the date of delivery of such lists or summary descriptions (whether or not terminable at the option of any party at an earlier date) other than leases, contracts, or commitments furnished pursuant to other paragraphs of this Section 4.8 ("Schedule A").

                           (2)      Certain salaried employees.  The names and
annual salary rates as of the date of this Agreement of Marquee's, Marquee NY's and Subsidiary's directors, officers, employees, and agents whose annual rate of compensation at such date was $50,000 or more ("Schedule B").

                           (3)      Loan and credit agreements and so forth.
All mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements, or similar agreements to which Marquee, Marquee NY or Subsidiary is a party, and all amendments or modifications of any thereof ("Schedule C"), with a statement of any as to which there is any existing default by Marquee, Marquee NY or Subsidiary.

                           (4)      Employee stock options.  The names of all
persons holding employee stock options to purchase shares of capital stock of Marquee, Marquee or Subsidiary and, with respect to each, the date of grant or issue, the expiration date, the number and class of shares subject thereto, and the purchase price ("Schedule D").

                           (5)      Litigation.  Each lawsuit, administrative
proceeding, or arbitration to which Marquee, Marquee NY or Subsidiary is a party (whether as plaintiff, defendant or otherwise), including the damages or relief sought therein, the name of counsel for Marquee, Marquee NY or Subsidiary in charge of such matter, and its current status ("Schedule E").

                           (6)      Other contracts and commitments.  Every
contract and commitment (not listed on other schedules delivered to Athletes pursuant to this Section 4.8) that Marquee, Marquee NY or Subsidiary would be required to file or describe in a Registration Statement on Form S-1 filed by Marquee or Subsidiary under the Securities Act of 1933, as amended ("Schedule F").

                  4.9 Tax Returns. Marquee and Marquee NY have, and prior to the Closing Date Subsidiary will have, timely filed all tax returns required to be filed by them and paid all taxes required to be paid for all fiscal periods prior hereto (in the case of Marquee or Marquee NY) or prior to the Closing Date (in the case of Subsidiary).

                  4.10 No Violation. Marquee's execution of this Agreement does not and Subsidiary's execution of the Merger Agreement will not, and the performance hereof and thereof will not, violate the provisions of Marquee's or Subsidiary's Certificate of Incorporation, Bylaws or any indenture, agreement, or other instrument to which Marquee is or Subsidiary will be a party, except insofar as any such instrument may require consent by a lender, mortgagee, lessor, or other party to such actions, whose consent Marquee or Subsidiary agree to obtain before the Closing Date.

                  4.11 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by Marquee's board of directors and by all of its shareholders and the Merger Agreement will be approved by Subsidiary's board of directors and all of its shareholders; this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Marquee; the Merger Agreement and the consummation of the transactions contemplated therein will be duly and validly authorized by all necessary corporate action on the part of Subsidiary; and this Agreement is, and, with respect to Subsidiary, the Merger Agreement (upon execution and delivery as provided herein) will be, binding upon and enforceable against Marquee or Subsidiary, as the case may be, in accordance with their terms.

                  4.12 General. None of the representations or warranties made by Marquee, Gutkowski or TSC in this Agreement are false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein contained not misleading.

                    SECTION 5 -- [INTENTIONALLY LEFT BLANK]

           SECTION 6 -- CONDUCT OF ATHLETES PENDING THE CLOSING DATE

                  The Sellers and Athletes covenant and agree that between the date of this Agreement and the Closing Date:

                  6.1 Certificate of Incorporation and Bylaws. Athletes will not change its Certificate of Incorporation or Bylaws.

                  6.2 Capitalization and so forth. Athletes will not make any change in its authorized, issued, or outstanding capital stock; grant any stock option or right to purchase shares of its capital stock; issue any security convertible into shares of its capital stock; purchase, redeem, retire, or otherwise acquire any shares of its capital stock; or agree to do any of the foregoing; or declare, set aside, or pay any dividend or other distribution in respect of its capital stock.

                  6.3 Business in Ordinary Course. Athletes will conduct its business in its customary course and will (1) use its reasonable efforts to preserve its business organization intact, to keep available to Marquee the services of its present officers and employees, and to preserve the goodwill of suppliers, customers, and others having business relations with it; (2) maintain its properties in customary repair, working order, and condition, reasonable wear and tear and damage by casualty excepted; (3) keep in force at no less than their present limit all policies of insurance listed in Schedule 3; and (4) make no material change in the customary terms and conditions on which it extends credit to customers; provided, however, that nothing in this
Section 6.3 shall prohibit compliance by Athletes with, or Athletes' borrowing or repayment of funds pursuant to, any agreements or other commitments disclosed by Athletes to Marquee on any Schedule furnished in accordance with
Section 3.8 hereof.

                  6.4 Employee Compensation. Athletes will pay Kaminsky a salary at the rate of $300,000 per year and Oppenheim a salary at the rate of $175,000 per year, plus any amounts distributable pursuant to Section 6.9 hereof. Other than the possible renewal of Michael Glantz's employment agreement on terms reasonably acceptable to Marquee, Athletes will not institute, agree to, or amend any employment contract requiring the payment by Athletes of a salary or bonus in excess of $50,000 per year, or any bonus, stock option, profit sharing, pension, retirement, incentive, medical, health, disability, other employee benefit or similar arrangement or plan, except to grant normal individual increases in compensation in accordance with established agreements or procedures and except as may be necessary to comply with Section 6.8 hereof.

                  6.5 Banking Arrangements; Powers of Attorney. Athletes will not make any change in its banking and safe deposit arrangements and will not grant any powers of attorney.

                  6.6 Accounting Practices. Except as required by generally accepted accounting principles, Athletes will not make any changes in its accounting methods or practices.

                  6.7 Merger. Athletes will not merge or consolidate with any other corporation; sell or lease all or substantially all of its assets and business; acquire all or substantially all of the stock of the business or assets of any other person, corporation, or business organization; or agree to do any of the foregoing.

                  6.8 Termination of Employee Benefit Plans. At Marquee's option and on such date or dates (but in no event earlier than two (2) business days prior to the Closing Date) and in such manner as Marquee shall direct, Athletes will terminate some or all bonus, stock option, profit sharing, pension, retirement, incentive, medical, health, disability and other employee benefit plans or arrangements it maintains or sponsors or to which it is obligated to contribute, including, without limitation, the Athletes and Artists Profit Sharing Plan. Any such termination will be made in accordance with all applicable laws, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

                  6.9 Prosecution of Lawsuits. Athletes shall use reasonable efforts to prosecute to a successful conclusion all of the lawsuits listed on
Schedule 13. Notwithstanding anything else herein contained, prior to the Closing Date Kaminsky and Oppenheim may withdraw from Athletes, as a dividend or salary or otherwise, an aggregate of up to $100,000 of the amounts recovered by Athletes from the lawsuits listed on Schedule 13. In the event that Kaminsky and Oppenheim have not withdrawn the sum of $100,000 from Athletes prior to the Closing Date as provided above, then Kaminsky and Oppenheim shall be entitled to withdraw from Athletes as salary the amounts recovered from said lawsuits after the Closing Date, as received by Athletes, until Kaminsky and Oppenheim have so withdrawn prior to and after Closing Date the aggregate sum of $100,000.

                  6.10 Delivery of Certain Documents. Within sixty (60) days of the date hereof, Athletes will deliver to Marquee a balance sheet of Athletes as of December 31, 1995, together with the related statement of operations, which shall present fairly the financial condition of Athletes and its results of operations for the period indicated and which shall be audited by independent certified public accountants. Within fourteen (14) days of the date hereof, Athletes will deliver a list or summary description (certified as correct to the best of their knowledge by authorized officers of Athletes), which shall be complete and accurate in all material respects as of the date thereof, of each existing lease, contract, or other commitment of Athletes extending beyond twelve (12) months, from the date hereof (whether or not terminable at the option of any party thereto at an earlier date) other than leases, contracts or commitments furnished pursuant to Section 3.8 hereof.

           SECTION 6A -- CONDUCT OF MARQUEE PENDING THE CLOSING DATE

                  Gutkowski, TSC and Marquee covenant and agree that between the date of this Agreement and the Closing Date:

                  6A.1 Capitalization and so forth. Marquee will not purchase, redeem, retire, or otherwise acquire any shares of its capital stock; issue to Gutkowski or TSC or any of their affiliates any shares of its capital stock or any option or right to purchase shares of its capital stock; or agree to do any of the foregoing; or declare, set aside, or pay any dividend or other distribution in respect of its capital stock.

                  6A.2 Business in Ordinary Course. Marquee will conduct its business in its customary course (it being understood that, notwithstanding anything else herein contained, Marquee may discharge the liabilities listed on the Marquee NY Balance Sheet) and will (1) use its reasonable efforts to preserve its business organization intact and to preserve the goodwill of suppliers, customers, and others having business relations with it; (2) maintain its properties in customary repair, working order, and condition, reasonable wear and tear and damage by casualty excepted; and

(3) make no material change in the customary terms and conditions on which it extends credit to customers; provided, however, that nothing in this Section 6A.2 shall prohibit compliance by Marquee with, or Marquee's borrowing or repayment of funds pursuant to, any agreements or other commitments disclosed by Marquee to Athletes on any Schedule furnished in accordance with Section 4.8 hereof.

                  6A.3 Employee Compensation. Marquee will pay Gutkowski a salary at the rate of $325,000 per year. Marquee will not amend or agree to amend any employment contract, or any proposed employment contract, with Gutkowski, Michael Trager ("Trager") or Michael Letis ("Letis").

                  6A.4     Banking Arrangements; Powers of Attorney.  Marquee
will not make any change in its banking and safe deposit arrangements and will not grant any powers of attorney.

                  6A.5     Accounting Practices.  Except as required by
generally accepted accounting principles, Marquee will not make any changes in its accounting methods or practices.

                  6A.6 Merger. Except as contemplated by this Agreement, Marquee will not merge or consolidate with any other corporation; sell or lease all or substantially all of its assets and business; acquire all or substantially all of the stock of the business or assets of any other person, corporation, or business organization; or agree to do any of the foregoing.

                              SECTION 7 -- ACCESS

                  From the date hereof to the Closing Date, Marquee and Athletes shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the transactions contemplated by this Agreement and the Merger Agreement are not consummated, all documents furnished in connection with this Agreement shall be returned to the party furnishing the same, and all information so received shall be treated as confidential.

          SECTION 8 -- CONDITIONS PRECEDENT TO OBLIGATIONS OF MARQUEE

                  The obligation of Marquee to consummate the Merger and to cause Subsidiary to consummate the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Marquee:

                  8.1 Representations and Warranties. The representations and warranties of Athletes and the Sellers set forth in Section 3 hereof shall be true and correct at the Closing Date as if made at and as of that date, except as affected by the transactions contemplated hereby.

                  8.2 Shareholder Approval. This Agreement shall have been unanimously adopted by the shareholders of Athletes.

                  8.3 Covenants. Athletes and the Sellers shall have performed all covenants and agreements set forth in Sections 6 and 7 hereof to be performed by them on or before the Closing Date.

                  8.4 Financing. Marquee shall have previously or simultaneously effected an initial public offering of its capital stock or completed a similar private financing where the gross proceeds from such offering are at least $13,800,000 (the "Financing") by December 31, 1996.

                  8.5 Shareholders' Agreement. The Shareholders' Agreement, dated as of March 21, 1996, by and among TSC, Gutkowski, Kaminsky, Oppenheim, Trager, Letis and Marquee shall be in full force and effect.

                  8.6 Employment Agreements. On the Closing Date, Kaminsky and Marquee shall execute an employment agreement in the form attached hereto as Exhibit C. On the Closing Date, Oppenheim and Marquee shall execute an employment agreement in the form attached hereto as Exhibit D.

                  8.7 Legal Opinion. On or before the Closing Date, Marquee and Subsidiary shall have received an opinion of Baker & McKenzie that the Merger should be considered a tax-free exchange to the extent of the receipt of Marquee stock under Section 351 of the Code.

                  8.8 Certificate. On the Closing Date, Athletes and the Sellers shall deliver a certificate to Marquee and Subsidiary, in form and substance reasonably acceptable to Marquee and Subsidiary, to the effect that all of the representations and warranties of Athletes and the Sellers set forth in Section 3 hereof are true and correct at the Closing Date as if made at and as of that date, except as affected by the transactions contemplated hereby, and that all of the covenants and agreements of Athletes and the Sellers set forth in Section 6 hereof have been performed.

          SECTION 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS OF ATHLETES

                  The obligation of Athletes to consummate the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Athletes:

                  9.1 Representations and Warranties. The representations and warranties of Gutkowski, TSC and Marquee set forth in Section 4 hereof shall be true and correct at the Closing Date as if made at and as of that date, except as affected by the transactions contemplated hereby.

                  9.2 Shareholder Approval. This Agreement shall have been unanimously adopted by the shareholders of Marquee and Subsidiary.

                  9.3 Covenants. Marquee, Gutkowski, and TSC shall have performed all covenants and agreements set forth in Sections 4, 6A and 7 hereof to be performed by them on or before the Closing Date.

                  9.4 Financing. Marquee shall have previously or simultaneously effected an initial public offering of its capital stock or completed a similar private financing where the gross proceeds from such offering are at least $13,800,000 by December 31, 1996.

                  9.5 Shareholders' Agreement. The Shareholders' Agreement, dated as of March 21, 1996, by and among TSC, Gutkowski, Kaminsky, Oppenheim, Trager, Letis and Marquee shall be in full force and effect.

                  9.6 Employment Agreements. On the Closing Date, Kaminsky and Marquee shall execute an employment agreement in the form attached hereto as Exhibit C. On the Closing Date, Oppenheim and Marquee shall execute an employment agreement in the form attached hereto as Exhibit D.

                  9.7 Legal Opinion. On or before the Closing Date, Athletes shall have received an opinion of Baker & McKenzie, in form and substance reasonably acceptable to Athletes, that the Merger should be considered a tax-free exchange to the extent of the receipt of stock of Marquee under
Section 351 of the Code.

                  9.8 Certificate. On the Closing Date, Marquee, Gutkowski and TSC shall deliver a certificate to Athletes and the Sellers, in form and substance reasonably acceptable to Athletes and the Sellers, to the effect that all of the representations and warranties of Marquee, Gutkowski and TSC set forth in Section 4 hereof are true and correct at the Closing Date as if made at and as of that date, except as affected by the transactions contemplated hereby, and that all of the covenants and agreements of Marquee, Gutkowski and TSC set forth in Sections 4 and 6A hereof have been performed.

          SECTION 10 -- CLOSING DATE AND EFFECTIVE DATE OF THE MERGER

                  10.1 Closing Date. The closing date of the transactions contemplated by this Agreement (the "Closing Date") shall be the date of consummation of the Financing.

                  10.2 Effective Date. On the Closing Date, an executed counterpart of the Merger Agreement shall be filed with the Secretary of State of the State of New York and the Merger shall become effective upon the completion of such filing. The date of completion of such filing shall be the "Effective Date."

                  10.3 Payment of Purchase Price. On the Closing Date, Marquee shall pay to the Sellers an aggregate amount equal to $2,500,000 and on each April 1 following the Closing Date, until and including April 1, 2001, Marquee shall pay $150,000 to Kaminsky and $50,000 to Oppenheim.

                           SECTION 11 -- TERMINATION

                  11.1 Circumstances of Termination. This Agreement may be terminated (notwithstanding approval by the shareholders of any party hereto):

                  (1) By the mutual consent in writing of the boards of directors of Marquee and Athletes.

                  (2) By the board of directors of Marquee if any condition provided in Section 8 hereof has not been satisfied or waived on or before the Closing Date.

                  (3) By the board of directors of Athletes if any condition provided in Section 9 hereof has not been satisfied or waived on or before the Closing Date.

                  (4) By the board of directors of either Marquee or Athletes if the Closing Date has not occurred by December 31, 1996, unless the closing of the transactions contemplated hereby shall not have occurred by such date due to the action or failure to act of such party.

                  (5) By the board of directors of either Marquee or Athletes if that certain Acquisition Agreement, dated March 21, 1996, by and among Marquee, SMTI, Trager, Letis, Gutkowski and TSC is terminated or the merger contemplated thereby does not occur simultaneously with the Merger.

                  11.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement and, except only as provided in the following sentence with respect to Athletes and Marquee, no party (or any of its officers, directors or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits resulting from such termination. In the event that the transactions contemplated herein fail to be consummated as a result of a wilful breach by Athletes or Marquee of this Agreement or the Merger Agreement, or the gross negligence of Athletes or Marquee in performing their obligations hereunder or thereunder, nothing herein contained shall be deemed to limit the rights and remedies at law or equity available to Athletes or Marquee against each other on account of such wilful breach or gross negligence.

                  11.3 Allocation of Business and Net Income Following Termination. In the event that this Agreement is terminated in accordance with the terms hereof, Marquee and Athletes agree (i) that any business of Athletes or SMTI generated by such entity between the date hereof and the date of termination of this Agreement and performed by such entity shall become the client of and remain with the entity that generated such business, (ii) that the parties hereto shall negotiate in good faith the disposition and treatment of any business (and the related client) of SMTI or Athletes generated by Marquee, TSC, Gutkowski, Athletes (in the case of SMTI business) or SMTI (in the case of Athletes business) between the date hereof and the date of termination of this Agreement and performed by SMTI or Athletes and with respect to which a timely Designation, as defined below, was delivered by Marquee, TSC, Gutkowski, Athletes (in the case of SMTI business) or SMTI (in the case of Athletes business), and (iii) that any business of Marquee generated by Athletes, SMTI, Marquee, TSC or Gutkowski between the date hereof and the date of termination of this Agreement and performed by Marquee shall become the client of and remain with Marquee, and that the net income from any business described in this clause (iii) shall be allocated as follows:

                  (a) fifty percent of the net income of Marquee derived from business generated by either Marquee, TSC or Gutkowski between the date hereof and the date of termination of this Agreement shall be retained by or paid to Marquee, with the balance to be paid equally and on at least a quarterly basis to Athletes and SMTI;

                  (b) fifty percent of the net income of Marquee derived from business generated by Athletes between the date hereof and the date of termination of this Agreement and with respect to which a timely Designation was delivered by Athletes shall be retained by or paid to Athletes on at least a quarterly basis, with the balance to be paid equally and on at least a quarterly basis to Marquee and SMTI; and

                  (c) fifty percent of the net income of Marquee derived from business generated by SMTI between the date hereof and the date of termination of this Agreement and with respect to which a timely Designation was delivered by SMTI shall be retained by or paid to SMTI on at least a quarterly basis, with the balance to be paid equally and on at least a quarterly basis to Marquee and Athletes.

For purposes of this Section 11.3, business shall be deemed to be business of the entity (Marquee, Athletes or SMTI) that entered into a contract with the third party client in connection with such business. Business shall be presumed to be generated by the entity that entered into the contract with the third party client unless another of such entities or Gutkowski or TSC notifies in writing (a "Designation") the others within fifteen (15) days of the date such contract was entered into that it is disputing such presumption. Such Designation disputing such presumption shall be deemed accepted by such other entities unless it is disputed by any such other entities within fifteen (15) days thereafter, at which point the parties shall arrange a meeting to resolve the dispute.

                        SECTION 12 -- GENERAL PROVISIONS

                  12.1 Further Assurances and Co-Operation. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement. At any time, and from time to time, during the period commencing on the date hereof and ending on the third (3rd) anniversary of the Effective Date, Athletes agrees to use its best efforts to cause its independent certified public accountants to audit Athletes' financial statements in accordance with generally accepted auditing standards and to furnish such financial statements to Marquee in proper form to be included in a Registration Statement filed under the Securities Act of 1933, as amended, and to furnish all necessary reports and consents as may be required to be included in such Registration Statement or offering memorandum.

                  12.2 Indemnity. (a) The Sellers hereby jointly and severally agree to indemnify and hold each of Marquee and Subsidiary harmless from any and all losses, claims and damages which Marquee and Subsidiary may suffer or incur and which arise out of the breach by Athletes or the Sellers of any representation, warranty, covenant or agreement set forth in Section 3 or 6 hereof, including, but not limited to, Section 6.8 hereof. The amount of Kaminsky's indemnity hereunder shall be limited to $500,000 and the amount of Oppenheim's indemnity hereunder shall be limited to $250,000.

                  (b) Gutkowski and TSC hereby jointly and severally agree to indemnify and hold each of the Sellers and Athletes harmless from any and all losses, claims and damages (including, but not limited to, reasonable attorneys' fees) which the Sellers or Athletes may suffer or incur and which arise out of the breach by Gutkowski, TSC or Marquee of any representation, warranty, covenant or agreement set forth in Sections 4 or 6A hereof. The amount of each of Gutkowski's and TSC's indemnity hereunder shall be limited to $250,000.

                  12.3 Survival of Representations and Warranties. The parties hereto agree that all representations and warranties made in this Agreement or in any Schedule delivered pursuant to this Agreement shall survive the Closing Date for a period of six (6) months and that any actions in respect of breaches thereof, including any action under Section 12.2 hereof, must be commenced within such period.

                  12.4 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

                  12.5 Brokers. Each party represents to the other parties that no broker or finder has acted for it in connection with this Agreement and agrees to indemnify and hold harmless the other parties against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

                  12.6 Notices. All notices hereunder shall be in writing and shall be delivered in person or given by registered or certified mail, postage prepaid, and sent to the parties at the respective addresses above set forth. Any party may designate any other address to which notice shall be given by giving notice to the others of such change of address in the manner herein provided.

                  12.7 Entire Agreement. This Agreement and the Letter Agreement constitute the entire agreement between the parties and supersede and cancel any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof, including, but not limited to, that previously executed Amended and Restated Acquisition Agreement, dated as of March 21, 1996, among the parties hereto. In the event there is any inconsistency between the terms of this Agreement and the terms of the Letter Agreement, the terms of this Agreement shall govern.

                  12.8 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  12.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                  12.10 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by any party of its rights under this Agreement without the written consent of the other parties shall be void.

                  12.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.12 Amendment. This Agreement may only be amended by a written instrument which is executed by the parties hereto and Trager and Letis.

           [The rest of this page has intentionally been left blank.]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                          THE MARQUEE GROUP INC.


                                          By:__________________________________
                                                Name:
                                                Title:

                                          ATHLETES AND ARTISTS, INC.


                                          By:__________________________________
                                                Name:
                                                Title:


Arthur Kaminsky and Louis J. Oppenheim
hereby agree to the provisions of
Sections 3, 6, 8 and 12 hereof

-----------------------------
ARTHUR KAMINSKY

-----------------------------
LOUIS J. OPPENHEIM

The undersigned hereby agree to the amendment and restatement of the foregoing agreement.

-----------------------------
MICHAEL TRAGER

-----------------------------
MICHAEL LETIS

Robert Gutkowski and The Sillerman
Companies, Inc. hereby agree to the
provisions of Sections 4, 6A, 9 and 12 hereof

------------------------------
ROBERT GUTKOWSKI


THE SILLERMAN COMPANIES, INC.

By:__________________________________
      Name:
      Title:

                                   EXHIBIT A



                  AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of the ____ of _________, 1996, pursuant to Article 9 of the Business Corporation Law of the State of New York, by and between Athletes Acquisition Corp., a New York corporation ("Subsidiary"), and Athletes and Artists, Inc., a New York corporation ("Athletes") (the two parties being sometimes collectively referred to as the "Constituent Corporations").

                  WHEREAS, Subsidiary is a corporation duly organized and existing under the laws of the State of New York, with authorized capital stock of [ ] shares of Common Stock, par value $[ ] per share, all of which immediately prior to the Effective Date, as defined in Section 1.7 hereof, will be issued and outstanding and held by The Marquee Group, Inc., a Delaware corporation ("Marquee");

                  WHEREAS, Athletes is a corporation duly organized and existing under the laws of the State of New York, with authorized capital stock of 20,000 shares of Common Stock, par value $1.00 per share, of which 15 shares are issued and outstanding; and

                  WHEREAS, the boards of directors and stockholders of Athletes and Subsidiary have adopted resolutions declaring advisable the proposed merger (the "Merger") of Subsidiary with and into Marquee upon the terms and conditions hereinafter set forth, in a transaction which is intended to qualify as a tax-free exchange to the extent of the receipt of stock of Marquee under
Section 351 of the United States Internal Revenue Code of 1986, as amended.

                  NOW, THEREFORE, the Constituent Corporations agree to effect the Merger provided for in this Merger Agreement on the terms and conditions set forth herein.

                               SECTION 1. GENERAL

                  1.1 The Merger. On the Effective Date, Subsidiary shall be merged with and into Athletes, with Athletes being the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall retain the name of "Athletes and Artists, Inc."

                  1.2 Capitalization. The number of authorized shares of the capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock, par value $.01 per share.

                  1.3 Certificate of Incorporation and Bylaws. At the Effective Date, the Certificate of Incorporation of Athletes shall be and remain the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall automatically be amended to the extent provided in Section 1.2, and until further amended shall be and remain the Certificate of Incorporation of the Surviving Corporation. At the Effective Date, the Bylaws of

Athletes shall be and remain the Bylaws of the Surviving Corporation until altered, amended, or repealed.

                  1.4 Directors and Officers. On the Effective Date, the directors of the Surviving Corporation shall be the persons elected by the stockholder of the Surviving Corporation on such date, and they shall hold office until their successors have been elected and have qualified in accordance with law and the Bylaws of the Surviving Corporation. On the Effective Date, the officers of the Surviving Corporation shall be the persons appointed by the board of directors of the Surviving Corporation on such date, and they shall hold office until their successors have been appointed and have qualified in accordance with law and the Bylaws of the Surviving Corporation.

                  1.5 Property and Liabilities of Constituent Corporations. On the Effective Date, the separate existence of Subsidiary shall cease and Subsidiary shall be merged into the Surviving Corporation. The Surviving Corporation shall, from and after the Effective Date, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, public and private, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of such Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal, or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if such Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

                  1.6 Further Assurances. Both Athletes and Subsidiary agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting, or devolution of any property, right, privilege, or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights,


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privileges, powers, immunities, franchises, and interests referred to in this
Section 1 and otherwise to carry out the intent and purposes hereof.

                  1.7 Effective Date. This Merger Agreement shall become effective at the close of business on the day (the "Effective Date") on which the filing of a fully-executed copy of this Merger Agreement with the office of the Secretary of State of the State of New York is completed.

            SECTION 2. CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

                  2.1 Stock of Subsidiary. Each share of capital stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and become one share of Common Stock of the Surviving Corporation. Each such share of Common Stock issued pursuant to this
Section 2.1 shall be fully-paid and nonassessable.

                  2.2 Stock of Athletes. Each share of Common Stock of Athletes issued and outstanding immediately prior to the Effective Date (excluding shares held by Athletes as treasury stock, which shares shall be canceled and extinguished on the Effective Date) shall upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into and become (1) [ ] shares of fully paid and nonassessable Common Stock of Marquee, par value $.01 per share ("Marquee Common Stock"), (2) $166,666.67 and (3) such additional payments as are set forth in that certain Acquisition Agreement dated as of March 21, 1996 by and between Marquee, Athletes, Arthur Kaminsky, Louis J. Oppenheim, Robert Gutkowski and The Sillerman Companies, Inc. The Common Stock of Athletes so exchanged and converted is herein sometimes referred to as "Converted Athletes Stock."

                  2.3 Exchange of Stock Certificates. As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of Converted Athletes Stock shall surrender the same to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive in exchange therefor certificates representing the number of shares of Marquee Common Stock and the amount of cash as determined in accordance with Section 2.2. Dividends payable after the Effective Date to holders of record in respect of shares of Marquee Common Stock into which certificates for shares of Converted Athletes Stock shall be exchangeable shall not be paid to holders of such certificates until their certificates are surrendered for exchange as aforesaid.

                  2.4 Fractional Shares. No fractional shares of Marquee Common Stock and no scrip or certificates therefor will be issued in connection with the Merger, and no holder of fractional shares will be entitled to voting, dividend, or any other rights as a stockholder with respect to such fractional interest.




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                            SECTION 3. MISCELLANEOUS

                  3.1 Counterparts. This Merger Agreement may be executed in any number of counterparts or may be, where the same are not required, certified or otherwise delivered without the testimonium clause and signature; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Merger Agreement.

                  3.2 Acquisition Agreement. The obligations of Athletes and Subsidiary to effect the Merger shall be subject to all of the terms and conditions of the Acquisition Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the date set forth above.


                           ATHLETES ACQUISITION CORP.



                          By:__________________________________
                                 Name:
                                 Title:


                          ATHLETES AND ARTISTS, INC.



                          By:__________________________________
                                  Name:
                                  Title:


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